Exhibit 10.3

HOUSTON LIGHTING & POWER COMPANY
EXECUTIVE INCENTIVE COMPENSATION PLAN
(As Amended and Restated Effective as of January 1, 1985)

First Amendment

WHEREAS, Houston Industries Incorporated, a Texas corporation (“HI”), maintained the Houston Lighting & Power Company Executive Incentive Compensation Plan, established effective as of January 1, 1982, and as amended and restated effective as of January 1, 1985, (the “Plan”), which made awards to eligible employees of HI in 1982, 1983, and 1984, subject to the vesting and other terms and conditions of the Plan; and

WHEREAS, CenterPoint Energy, Inc. (the “Company”), as successor to HI, became the sponsor of the Plan, effective as of August 31, 2002, and currently maintains the Plan; and

WHEREAS, as of January 1, 2005, only one participant in the Plan was an active employee of the Company who had not vested in the Plan benefits as of December 31, 2004 (with all such other Plan participants having either terminated and forfeited their Plan benefit or their Plan benefit being fully vested, earned and commenced as of December 31, 2004); and

WHEREAS, the Company desires to amend the Plan to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to benefits, and the earnings thereon, that vest after December 31, 2004 and to reflect the change in the name of the plan sponsor and make certain related non-substantive changes;

NOW, THEREFORE, the Company, having reserved the right to amend the Plan in Section 13 thereof, does hereby amend the Plan, effective as of  the dates indicated below, as follows:

1.    Effective as of August 31, 2002, the term “Houston Lighting & Power Company” in the first paragraph of the Plan is hereby deleted and replaced with “CenterPoint Energy, Inc.”

2.    Effective as of August 31, 2002, (i) the term “Personnel Committee” in the first sentence in Section 3 of the Plan is hereby deleted and replaced with the term “Compensation Committee” and (ii) the definition of “Committee” in Section 2 of the Plan is hereby amended to read as follows:

“‘Committee’ means the Compensation Committee referred to in Section 3 hereof.”

3.    Effective as of January 1, 2008, (i) the Plan is hereby renamed the “CenterPoint Energy, Inc. 1982 Executive Incentive Compensation Plan,” and the Plan is hereby amended accordingly to reflect such change, and (ii) the term “Executive Incentive Compensation Plan” in the first paragraph of the Plan is hereby deleted and replaced with “CenterPoint Energy, Inc. 1982 Executive Incentive Compensation Plan, as amended and restated effective as of January 1, 1985, and as thereafter amended.”

4.    Effective as of January 1, 2008, Section 8(e) of the Plan is hereby amended to read as follows:

“(e)           Payment of Participant’s Contingent Account and Portion of Current Award upon his Retirement, Death or  Disability.  If a Participant’s employment with the Company terminates because of retirement after attainment of age 60, death, or total and permanent disability (i.e., disability resulting in a disability benefit under the Company’s Long-Term Disability Plan), such Participant, or his Beneficiary or estate in the event of his death, shall receive payment, in 15 substantially equal annual installments after January 1st, but prior to March 1st, of each Plan Year commencing with the Plan Year immediately following the Plan Year during which such termination of employment occurs, calculated on the entire balance of such Participant’s Contingent Account at the close of the Plan Year during which the termination of his employment occurs, plus interest credited in accordance with subparagraph (h) on the unpaid balance during the payment period.  For purposes of this subparagraph (e) and other provisions of Section 8, a Participant shall be deemed to be employed by the Company during any period of time he is employed by the Company or any other wholly-owned subsidiary of the Company.  Any amount payable after a Participant’s death shall be paid to the Beneficiary or Beneficiaries designated by such Participant in accordance with the procedures established by the Committee, or in the absence of such designation or the failure of any designated Beneficiary to survive the Participant, to the Participant’s estate.”

5.    Effective as of January 1, 2008, the last sentence in Section 8(g) of the Plan is hereby deleted.

6.    Effective as of January 1, 2008, Section 8 of the Plan is hereby amended to add the following new subsection (i) thereto:

“(i)           Delay of Payments to Certain Participants.  Notwithstanding any provision to the contrary in the Plan, with respect to Plan benefits that vest after December 31, 2004, including interest credited thereon (and thus subject to Section 409A of the Internal Revenue Code of 1986, as amended (‘Section 409A’)), if as of the date of the Participant’s ‘Separation from Service’ (within the meaning of that term under Section 409A), other than by reason of death, the Participant has been identified by the Committee or its delegate as a ‘Specified Employee’ (within the meaning of that term under Section 409A), then the payment provided under Section 8 of the Plan shall be made on the later of (i) the payment date provided in the applicable provision of Section 8 or (ii) the earlier of (A) the expiration of the 6-month period measured from the date of the Participant’s Separation from Service or (B) the Participant’s date of death.  In the event a payment is delayed under this Section 8(i) (‘delayed amount’), the Company shall pay to the Participant, in a lump sum payment on the date it pays the delayed amount, interest on such delayed amount at the Moody’s Rate plus 4% based on the number of days the payment was delayed.”

7.    Effective as of January 1, 2008, Section 12 of the Plan is hereby amended to read as follows:

“12.           Other Plans.  The payments and benefits under this Plan shall be excluded from considered compensation under the CenterPoint Energy, Inc. Retirement Plan (formerly known as the Houston Industries Incorporated Retirement Plan), as amended from time to time.  Such payments however shall be included in considered compensation under the CenterPoint Energy Savings Plan (formerly known as the Houston Industries Incorporated Employee Savings Plan and which include the former Houston Industries Incorporated Employee Stock Ownership Plan), as amended from time to time.”

8.    Effective as of January 1, 2008, the Plan is hereby amended to add the following new Section 14 to read as follows:

“14.           Grandfathered Section 409A Benefits.  Notwithstanding any provision of this Plan to the contrary, Awards that are earned and vested as of December 31, 2004, along with all interest earned thereon (“Grandfathered Section 409A Benefits”), and which are segregated from benefits that vest or are earned after December 31, 2004, shall be subject to the terms and conditions of the Plan as in effect on October 3, 2004.  Such Grandfathered Section 409A Benefits shall not be subject to any amendment to the terms and conditions of the Plan that are made or effective after October 3, 2004 and are not subject to Section 409A.”

IN WITNESS WHEREOF, CenterPoint Energy, Inc. has caused these presents to be executed by its duly authorized officer in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, this 17th day of October, 2008, but effective as of dates set forth above.

CENTERPOINT ENERGY, INC.

By:	/s/ David M. McClanahan
David M. McClanahan
President and Chief Executive Officer

ATTEST:
/s/ Richard Dauphin
Richard Dauphin
Assistant Corporate Secretary